                                                                   EXHIBIT 2.4.1


                                    AMENDMENT
                                       TO

                          AGREEMENT AND PLAN OF MERGER

         This is an Amendment, dated May 20, 2003 ("AMENDMENT"), to the Agreement and Plan of Merger, dated March 12, 2003 ("AGREEMENT"), by and among Colorado MEDtech, Inc., a Colorado corporation (the "COMPANY"), CIVCO Holding, Inc., a Delaware corporation ("BUYER"), and CMT Mergerco, Inc., a Colorado corporation and a wholly owned subsidiary of Buyer ("BUYER SUBSIDIARY"). Capitalized terms used herein shall have the same meanings ascribed to them in the Agreement.

         Buyer, Buyer Subsidiary and the Company, pursuant to Section 8.02 of the Agreement, desire to amend certain of the terms of the Agreement and certain of the rights and obligations of the parties set forth in the Agreement.

         Now, therefore, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the parties hereby agree as follows:

         1. Section 1.05 of the Agreement shall be amended in its entirety to read as follows:

         "1.05 CONVERSION OF SHARES. The manner and basis of converting or canceling the shares of stock of each of the Constituent Corporations shall be as follows:

                  (a) The aggregate purchase price ("PURCHASE PRICE") to be paid by Buyer as consideration for consummation of the Merger shall equal $4.75 multiplied by the number of shares of Common Stock of the Company outstanding at the Effective Time.

                  (b) At the Effective Time, each share of Common Stock of the Company, no par value per share ("COMPANY COMMON STOCK"), issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined below) and (ii) shares of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive a per share amount in cash determined by dividing (i) the Purchase Price by (ii) the number of shares of Company Common Stock outstanding at the Effective Time (the "MERGER CONSIDERATION"), without interest.

                  (c) At the Effective Time, each share of Common Stock of Buyer Subsidiary, par value $0.01 per share, issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and nonassessable share of Common


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


         Stock of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Common Stock of Buyer Subsidiary shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

                  (d) At the Effective Time, each share of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto."

         2. Section 4.01(d)(v) of the Agreement shall be amended in its entirety to read as follows:

                           "(v) (i) incur, assume or guarantee any indebtedness
                  for money borrowed other than intercompany indebtedness or indebtedness in the ordinary course of business and consistent with past practice, or (ii) pay, concede, settle or compromise any claim made by any third party against the Company or any of its Subsidiaries other than claims made by trade creditors in the ordinary course of business;"

         3. Buyer and Buyer Subsidiary each hereby waives each of the conditions set forth in Sections 5.01(a), (c) and (h) to the extent that a failure of any such condition occurs as a direct result of facts or circumstances (or the continuation of such facts or circumstances) of which Buyer and Buyer Subsidiary have actual knowledge as of the date of this Amendment.

         4. Section 7.01(b) of the Agreement is hereby amended by replacing the date "June 30, 2003" with the date "August 15, 2003"; provided, that, subject to the terms and conditions of the Agreement, the parties shall use their reasonable best efforts to consummate the Closing by June 30, 2003.

         5. Schedule 1 of the Agreement shall be replaced by Schedule 1 attached hereto.

         6. Section 5.02(c) of the Agreement shall be amended to read in its entirety as follows:

                  "(c) The opinion of Tri-Artisan, LLC, delivered to the Board of Directors of the Company on March 12, 2003 and on May 20, 2003, that the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company, shall not have been thereafter withdrawn or modified in a manner unsatisfactory to the Board of Directors of the Company."

         7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.


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


         8. Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect.





























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


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


                                    COLORADO MEDTECH, INC.



                                    By: /s/ Stephen K. Onody
                                    Name: Stephen K. Onody
                                    Title: CEO and President



                                    CIVCO HOLDING, INC.



                                    By: /s/ Bruce L. Rogers
                                    Name: Bruce L. Rogers
                                    Title: President



                                    CMT MERGERCO, INC.


                                    By: /s/ Bruce L. Rogers
                                    Name: Bruce L. Rogers
                                    Title: President




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

                                   SCHEDULE 1
                                    INSURANCE



              Type                           Coverage Limit             Policy Period        Deductible
              ----                           --------------             -------------        ----------
Environmental for CIVCO properties           $2,000,000                    2-3 years         $100,000
(prospective)*
Environmental run-off**                      $5,000,000                    10 years          $100,000
Technology Errors & Omissions run-off        $11,000,000 occurrence/       perpetual         $250,000
                                             $13,000,000 aggregate
General Liability/Products (discontinued     $1,000,000 occurrence/        5 years           $100,000 occurrence/
products)                                    $2,000,000 aggregate                            $300,000 aggregate
General Liability/Products (discontinued     Excess limit: $20,000,000     5 years           $0
products)
Director & Officer run-off                   $10,000,000                   6 years           $200,000
Employment Practices Liability run-off       $2,000,000                    6 years           $150,000
Representations and Warranties -- Buyer      $11,000,000                   2 years           3%
Form

* To include all currently and previously owned and leased real property of CIVCO and any generator and arranger liability. It is understood that Buyer shall be responsible for that portion of the cost of environmental liability insurance covering the operation of CIVCO after the Effective Time.

** To include all currently and previously owned and leased real property of the Company and CIVCO and any generator and arranger liability.





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